Hudson Pacific Properties, Inc. Announces Second Quarter 2013 Financial Results

Los Angeles, CA, August 5, 2013—Hudson Pacific Properties, Inc. (the “Company,” “we,” “us” or “our”) (NYSE: HPP) today announced financial results for the second quarter ended June 30, 2013.

Financial Results

Funds From Operations (FFO) (excluding specified items) for the three months ended June 30, 2013 totaled $13.9 million, or $0.24 per diluted share, compared to FFO (excluding specified items) of $9.5 million, or $0.22 per share, a year ago. The specified items for the second quarter of 2013 consisted of expenses associated with the acquisition of the Pinnacle II building in Burbank, California of $0.5 million, or $0.01 per diluted share. Specified items for the second quarter of 2012 consisted of expenses associated with the acquisitions of 901 Market Street in San Francisco and 10900 Washington Boulevard in West Los Angeles, California of $0.3 million, or $0.01 per diluted share, and a supplemental property tax expense of $0.9 million, or $0.02 per diluted share. FFO, including the specified items, totaled $13.4 million, or $0.23 per diluted share, for the three months ended June 30, 2013, compared to $8.2 million, or $0.19 per share, a year ago.

The Company reported a net loss attributable to common stockholders of $6.2 million, or $(0.11) per diluted share, for the three months ended June 30, 2013, compared to net loss attributable to common stockholders of $5.2 million, or $(0.13) per diluted share, for the three months ended June 30, 2012. Net loss in the three months ended June 30, 2013 included approximately $5.4 million of impairment associated with the disposition of the Company’s City Plaza property, as discussed more fully below.

“During the second quarter we made significant progress on our strategic growth initiatives,” said Mr. Victor J. Coleman, Chairman and Chief Executive Officer of Hudson Pacific Properties, Inc. “I am very pleased with our previously announced acquisition of a four-building, 836,419 square-foot office portfolio in Seattle, which we successfully closed on July 31, 2013. This high quality portfolio gives us a meaningful presence in the region with a significant foothold in the top submarkets in Downtown Seattle. We also completed the acquisition of 3401 Exposition Blvd., situated in the heart of Santa Monica’s Olympic Media Corridor. This property presents an opportunity to continue to enhance our portfolio by identifying creative office assets in strong markets where our extensive redevelopment expertise can create value. And, finally, during the quarter, our joint venture with MDP/Worthe completed the previously announced acquisition of Pinnacle II located in Burbank, California. Currently 100% leased through December 2021, this stabilized, high-quality asset is highly complementary to our portfolio.”

Mr. Coleman continued, “second quarter leasing activity remained strong with the completion of new and renewal leases totaling 276,897 square feet. This included an expansion and extension through July, 2017 of our leases with NFL Enterprises for 137,306 square feet at our 10900 and 10950 Washington properties and a new ten-year, 88,134 square-foot lease with Uber Technologies, Inc. at our 1455 Market Street property that backfills space currently occupied by the property’s largest tenant, which was scheduled to expire in 2017. This activity helped drive our stabilized office portfolio leased rate up to 95.2% at the end of the second quarter.”

Second Quarter Highlights

•	FFO (excluding specified items) of $13.9 million, or $0.24 per diluted share, compared to $9.5 million, or $0.22 per share, a year ago;

•	Completed new and renewal leases totaling 276,897 square feet;

•	Stabilized office portfolio leased rate of 95.2% at June 30, 2013;

•
Announced purchase agreement to acquire a four-building, 836,419 square-foot office portfolio in Seattle, Washington, for approximately $368.6 million (net of certain credits and before closing costs and prorations) (completed on July 31, 2013);

•	Completed acquisition of 3401 Exposition Boulevard, an approximately 65,000 square-foot redevelopment project located in Santa Monica, California, for $24.7 million;

•	Completed contribution of Pinnacle II building located in Burbank, California to the joint venture with M. David

Paul & Associates/Worthe Real Estate Group (“MDP/Worthe”) for a total gross purchase price of $130.0 million (before closing costs and prorations), including the assumption of an existing $89.1 million project loan;

•
Announced an agreement to sell the 333,922 square-foot City Plaza property in Orange, California, for approximately $56.0 million (before certain credits, prorations and closing costs) (completed on July 12, 2013);

•	Declared and paid quarterly dividend of $0.125 per common share; and

•	Declared and paid dividend of $0.52344 per share on 8.375% Series B Cumulative Preferred Stock.

Combined Operating Results For The Three Months Ended June 30, 2013

Total revenue from continuing operations during the quarter increased 21.2% to $47.4 million from $39.1 million for the same quarter a year ago. Total operating expenses from continuing operations increased 9.2% to $40.1 million from $36.7 million for the same quarter a year ago. As a result, income from operations increased 204.1% to $7.3 million for the second quarter of 2013, compared to income from operations of $2.4 million for the same quarter a year ago. The primary reasons for the increases in total revenue and total operating expenses are discussed below in connection with our segment operating results.

Interest expense during the second quarter increased 25.9% to $5.8 million, compared to interest expense of $4.6 million for the same quarter a year ago. At June 30, 2013, the Company had $637.1 million of notes payable, compared to $582.1 million as of December 31, 2012 and $350.3 million at June 30, 2012.

During the quarter, the Company entered into an agreement to sell its City Plaza property in Orange, California, for approximately $56.0 million (before certain credits, prorations and closing costs). Accordingly, the City Plaza property has been reclassified as held for sale and its financial results are accounted for as discontinued operations in the 2013 second quarter and six-month financial statements.

The City Plaza property was originally acquired by one of the entities comprising the Company’s predecessor in August of 2008 and was contributed to the Company upon the consummation of the Company’s initial public offering on June 29, 2010, at the predecessor entity’s historical cost. As a result, the approximately $5.4 million of impairment in the 2013 second quarter and six-month financial statements reflects the estimated loss on sale based on the historical cost basis of this property, rather than the value attributed to it as of the Company’s initial public offering.

The disposition of the City Plaza property closed on July 12, 2013. Proceeds from the disposition were used toward the acquisition of the Seattle portfolio pursuant to a like-kind exchange under Internal Revenue Code Section 1031.

Segment Operating Results For The Three Months Ended June 30, 2013

Office Properties

Total revenue from continuing operations at the Company’s office properties increased 29.6% to $37.7 million from $29.1 million for the same quarter a year ago. The increase was primarily the result of a $8.1 million increase in rental revenue to $29.3 million and a $0.7 million increase in parking and other revenue to $3.1 million, largely resulting from a full quarter of operating results from the 901 Market property we acquired on June 1, 2012, and the Pinnacle I and Pinnacle II buildings our joint venture with MDP/Worthe acquired on November 8, 2012 and June 14, 2013, respectively.

Office property operating expenses from continuing operations increased 7.8% to $14.1 million from $13.1 million for the same quarter a year ago. The increase was primarily the result of the office properties acquisitions described above. This increase in operating expenses also reflects a supplemental property tax expense associated with our Technicolor property, which occurred in the three months ended June 30, 2012, of approximately $0.9 million. If this supplemental property tax expense is disregarded, operating expenses from continuing operations at the Company’s office properties would have increased by $1.9 million, or 16.0%, compared to the same quarter a year ago.

At June 30, 2013, the Company’s stabilized office portfolio was 95.2% leased. During the quarter, the Company executed 15 new and renewal leases totaling 276,897 square feet.

Media and Entertainment Properties

Total revenue at the Company’s media and entertainment properties decreased 3.3% to $9.6 million from $10.0 million for the same quarter a year ago. The decrease was primarily the result of a $0.4 million decrease in rental revenue to $5.4 million, primarily resulting from lower occupancy over the second quarter of 2013 compared to the same quarter a year ago, and partially offset by a $0.1 million increase in other revenue to $0.2 million, primarily resulting from our acquisition of the Ocean Way recording studio equipment at our Sunset Gower media and entertainment property in January 2013.

Total media and entertainment operating expenses increased 2.2% to $6.4 million from $6.3 million for the same quarter a year ago, primarily resulting from expenses associated with the Ocean Way recording studio, with no comparable activity for the same quarter a year ago.

As of June 30, 2013, the trailing 12-month occupancy for the Company’s media and entertainment portfolio increased to 73.1% from 69.6% for the trailing 12-month period ended June 30, 2012.

Combined Operating Results For The Six Months Ended June 30, 2013

For the first six months of 2013, total revenue from continuing operations was $94.8 million, an increase of 25.0% from $75.9 million in the same period the prior year. Total operating expenses from continuing operations were $82.4 million, compared to $68.3 million in the same period a year ago. As a result, income from operations increased 63.8% to $12.4 million for the first six months of 2013, compared to income from operations of $7.6 million for the same period a year ago. The revenue for the first six months of 2013 includes an early lease termination payment from Bank of America relating to the Company’s 1455 Market Street property of $1.1 million (after the write-off of non-cash items), with no comparable activity for the same period a year ago. Operating expenses for the first six months of 2013 include a property tax reimbursement resulting from the reassessment of the Sunset Gower media and entertainment property of $0.8 million, compared to the supplemental property tax expense associated with our Technicolor property in the first six months of 2012 of approximately $0.9 million. The Company had approximately $5.4 million of impairment loss associated with the disposition of our City Plaza property, with no comparable activity for the same period a year ago. The Company also had $0.5 million of acquisition-related expense during the first six months of 2013, compared to $0.4 million of acquisition-related expense during the first six months of 2012. Interest expense during the first six months of 2013 increased 19.9% to $11.4 million from $9.5 million in the same period of 2012, primarily due to interest expenses for a full six months on the indebtedness associated with our First Financial and 10950 Washington properties and the increase in indebtedness associated with our 901 Market property acquired on June 1, 2012, and the acquisitions of the Pinnacle I and Pinnacle II buildings on November 8, 2012 and June 14, 2013, respectively.

Balance Sheet

At June 30, 2013, the Company had total assets of $1.8 billion, including unrestricted cash and cash equivalents of $96.3 million. At June 30, 2013, the Company had total undrawn capacity of approximately $240.6 million on its unsecured credit facility.

Acquisitions

Pinnacle II Acquisition

Through its joint venture with MDP/Worthe, effective June 14, 2013, the Company completed the acquisition of the Pinnacle II, a 231,314 square-foot Class-A office property located in the heart of the Burbank Media District. As previously announced on November 8, 2012, the Company entered into a joint venture with MDP/Worthe to acquire

The Pinnacle, a two-building (Pinnacle I and Pinnacle II), 625,091 square-foot office property located in Burbank, California. The acquisition of the 393,777 square-foot Pinnacle I building by the joint venture closed on November 8, 2012 for a purchase price of $212.5 million, $129.0 million of which was financed with a new ten-year project loan. The Pinnacle II building was contributed by MDP/Worthe subject to an existing $89.1 million project loan bearing interest at a fixed annual rate of 6.313% and maturing on September 6, 2016. Other than for purposes of funding closing costs and prorations, the Company did not make a capital contribution in connection with the contribution of the Pinnacle II building to the joint venture, but the Company’s ownership interest in the joint venture was adjusted from 98.25% to 65% to reflect the contribution of the Pinnacle II by MDP/Worthe, with the remaining 35% owned by MDP/Worthe. With the closing of this transaction, the joint venture owns both buildings for a combined purchase price of $342.5 million, subject to $218.1 million of project financing.

Seattle Acquisition

On June 11, 2013, the Company entered into a purchase agreement to acquire a four-building, 836,419 square-foot office portfolio in Seattle, Washington from Spear Street Capital for approximately $368.6 million (net of certain credits and before closing costs and prorations). The Company completed the acquisition on July 31, 2013. We paid the purchase price with a combination of cash-on-hand (including funds from the 1031 exchange of City Plaza), borrowings under our corporate unsecured credit facility, and the asset-level financing described below. The Seattle Portfolio consists of the following:

•
a two-building, 472,881 square-foot waterfront property located in the Pioneer Square submarket of downtown Seattle, referred to as the First & King property. This property is 90% leased to tenants such as Capital One/ING Direct, EMC Corporation and Nuance Communications;

•
a 189,762 square-foot Class-A office building located in the South Lake Union submarket of downtown Seattle, referred to as the Met Park North property. This building is 99% leased, with 74% of the building to be occupied by Amazon.com, Inc. under a ten-year lease expected to commence in November 2013; and

•
a 173,776 square-foot building located in the Edmonds/Lynnwood submarket of Seattle’s Northend, referred to as the Northview property. This building is 89% leased to tenants such as Automatic Data Processing, Inc. and the Federal Emergency Management Agency.

In connection with the acquisition of the Seattle Portfolio, on July 31, 2013, the Company closed a seven-year loan totaling $64.5 million with Union Bank, N.A., secured by the Company’s Met Park North property. The loan bears interest at a rate equal to one-month LIBOR plus 155 basis points. The full loan is subject to an interest rate contract that swapped one-month LIBOR to a fixed rate of 2.1644% through the loan’s maturity on August 1, 2020. Proceeds from the loan were used toward the purchase the Seattle Portfolio.

3401 Exposition Boulevard Acquisition

On May 22, 2013, the Company acquired 3401 Exposition Blvd. in Santa Monica, California for $24.7 million from Watt Investment Partners. 3401 Exposition Blvd. is expected to consist of up to approximately 65,000 square feet of state-of-the-art creative office space upon completion of a full base-building renovation and redevelopment scheduled to be completed by the fourth quarter of this year. With exposed brick and timber, operable windows, skylights, a roof deck and easy access to the 10 Freeway and the new Expo Light Rail Line currently under construction along Exposition Boulevard, the remodeled 3401 Exposition Blvd. is expected to be ideal for users seeking creative office space in the competitive Santa Monica submarket. As part of the acquisition, the Company assumed a loan with an outstanding principal balance of approximately $13.2 million.

City Plaza Disposition

On May 31, 2013, the Company entered into an agreement to sell its City Plaza property for approximately $56.0 million (before certain credits, prorations, and closing costs). The transaction closed on July 12, 2013. Proceeds from the disposition were used toward the acquisition of the Seattle portfolio pursuant to a like-kind exchange under Internal Revenue Code Section 1031. City Plaza is a nineteen-story, 333,922 rentable square-foot Class-A office building located in Orange, California, that was acquired by the Company’s predecessor in August of 2008 and contributed to the Company in connection with its June 29, 2010 initial public offering.

Leasing Activities

On April 24, 2013, the Company executed an expansion and extension of its leases with NFL Enterprises for 137,306 square feet at the Company’s 10900 and 10950 Washington properties in Southern California. NFL Enterprises is a major tenant at 10900 and 10950 Washington, where it occupies office space and two sound stages used exclusively to broadcast the NFL Network. Under the new lease terms, NFL Enterprises increased its occupancy by an additional 22,221 square feet effective July 2013, completely backfilling space occupied by another tenant that expired in June 2013, and extended the term on the combined 137,301 square feet through the middle of 2017. Prior to these new lease terms, NFL Enterprises occupied 115,085 square feet with a scheduled expiration of April 2015.

On June 28 2013, the Company executed a new lease at its 1455 Market Street property with Uber Technologies, Inc., a leading provider of affordable luxury transportation through an efficient technology-centered approach. The new ten-year, 88,134 square-foot, lease encompasses the entire fourth floor of 1455 Market and backfills space currently occupied by the property’s largest tenant that was scheduled to expire in 2017. Commencement of the lease with Uber is scheduled for first quarter 2014.

Dividend

The Company’s Board of Directors declared a dividend on its common stock of $0.125 per share and on its 8.375% Series B Cumulative Preferred Stock of $0.52344 per share for the second quarter of 2013. Both dividends were paid on July 1, 2013 to stockholders of record on June 20, 2013.

2013 Outlook

In light of the significant transaction activity in the second quarter, the Company is revising its full-year 2013 FFO guidance from its previously announced range of $0.90 to $0.94 per diluted share (excluding specified items) to a revised range of $0.91 to $0.95 per diluted share (excluding specified items). This guidance reflects the Company’s FFO for the second quarter ended June 30, 2013 of $0.24 per diluted share (excluding specified items). In addition, this guidance reflects the acquisitions, financings and leasing activity referenced in this press release and all previously announced acquisitions, dispositions, financings and leasing activity. As is always the case, the Company’s guidance does not reflect or attempt to anticipate any impact to FFO from speculative acquisitions. The full-year 2013 FFO estimates reflect management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels and the earnings impact of events referenced in this release, but otherwise exclude any impact from future unannounced or speculative acquisitions, dispositions, debt financings or repayments, recapitalizations, capital market activity, or similar matters.

Supplemental Information

Supplemental financial information regarding the Company’s second quarter 2013 results may be found in the Investor Relations section of the Company’s Web site at www.hudsonpacificproperties.com. This supplemental information provides additional detail on items such as property occupancy, financial performance by property and debt maturity schedules.

Conference Call
The Company will conduct a conference call to discuss the results at 1:30 p.m. PT / 4:30 p.m. ET on August 5, 2013. To participate in the event by telephone, please dial (877) 407-0784 five to 10 minutes prior to the start time (to allow time for registration) and use conference ID 417609. International callers should dial (201) 689-8560 and enter the same conference ID number. The call will also be broadcast live over the Internet and can be accessed on the Investor Relations section of the Company’s Web site at www.hudsonpacificproperties.com. A replay of the call will also be available for 90 days on the Company’s Web site. For those unable to participate during the live broadcast, a replay will be available beginning August 5, at 4:30 p.m. PT / 7:30 p.m. ET, through August 12, at 8:59 p.m. PT / 11:59 p.m. ET. To access the replay, dial (877) 870-5176 and use passcode 417609. International callers should dial (858) 384-5517 and enter the same conference ID number.
Use of Non-GAAP Information

The Company calculates funds from operations before non-controlling interest (FFO) in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT). FFO represents net income (loss), computed in accordance with accounting principles generally accepted in the United States of America (GAAP), excluding gains (or losses) from sales of depreciable operating property, real estate depreciation and amortization (excluding amortization of above/below market lease intangible assets and liabilities and amortization of deferred financing costs and debt discounts/premium) and after adjustments for unconsolidated partnerships and joint ventures. The Company uses FFO as a supplemental performance measure because, in excluding real estate depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. The Company also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare its operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that results from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of its properties, all of which have real economic effect and could materially impact the Company’s results from operations, the utility of FFO as a measure of our performance is limited. Other equity REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance. FFO should not be used as a measure of the Company’s liquidity, nor is it indicative of funds available to fund the Company’s cash needs, including the Company’s ability to pay dividends. FFO should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

About Hudson Pacific Properties

Hudson Pacific Properties, Inc. is a full-service, vertically integrated real estate company focused on owning, operating and acquiring high-quality office properties and state-of-the-art media and entertainment properties in select growth markets primarily in Northern and Southern California. The Company’s strategic investment program targets high barrier-to-entry, in-fill locations with favorable, long-term supply-demand characteristics in select target markets, including Los Angeles, Orange County, San Diego and San Francisco. The Company’s portfolio currently consists of approximately 6.1 million square feet, not including undeveloped land that the Company believes can support an additional 1.6 million square feet. The Company has elected to be taxed as a real estate investment trust, or REIT, for federal income tax purposes. Hudson Pacific Properties is a component of the Russell 2000® and the Russell 3000® indices. For additional information, please visit www.hudsonpacificproperties.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control, that may cause actual results to differ significantly from those expressed in any forward-looking statement. All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-

looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission on March 14, 2013, and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission.

Investor Contact:

Hudson Pacific Properties, Inc.
Mark Lammas
Chief Financial Officer
(310) 445-5700

or

Investor / Media Contact:

Addo Communications, Inc.
Lasse Glassen
(310) 829-5400
lasseg@addocommunications.com

(FINANCIAL TABLES FOLLOW)

Hudson Pacific Properties, Inc. Consolidated Balance Sheets (In thousands, except share data)

	June 30, 2013	December 31, 2012
ASSETS	(Unaudited)	Audited
REAL ESTATE ASSETS
Land	$507,823	$478,273
Building and improvements	965,946	831,791
Tenant improvements	84,721	75,094
Furniture and fixtures	14,408	11,545
Property under development	32,699	23,961
Total real estate held for investment	1,605,597	1,420,664
Accumulated depreciation and amortization	(94,775)	(80,303)
Investment in real estate, net	1,510,822	1,340,361
Cash and cash equivalents	96,330	18,904
Restricted cash	17,716	14,322
Accounts receivable, net	9,942	12,167
Notes receivable	—	4,000
Straight-line rent receivables	16,673	12,732
Deferred leasing costs and lease intangibles, net	88,893	81,010
Deferred finance costs, net	7,092	8,175
Interest rate contracts	123	71
Goodwill	8,754	8,754
Prepaid expenses and other assets	22,615	4,588
Assets associated with real estate held for sale	53,152	54,608
TOTAL ASSETS	$1,832,112	$1,559,692

LIABILITIES AND EQUITY
Notes payable	$637,118	$582,085
Accounts payable and accrued liabilities	20,998	18,578
Below-market leases	35,216	31,560
Security deposits	5,671	5,291
Prepaid rent	8,201	11,276
Obligations associated with real estate held for sale	1,269	1,205
TOTAL LIABILITIES	708,473	649,995

6.25% series A cumulative redeemable preferred units of the Operating Partnership	12,475	12,475

EQUITY
Hudson Pacific Properties, Inc. stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 authorized; 8.375% series B cumulative redeemable preferred stock, $25.00 liquidation preference, 5,800,000 shares outstanding at June 30, 2013 and December 31, 2012, respectively	145,000	145,000
Common Stock, $0.01 par value, 490,000,000 authorized, 56,709,792 shares and 47,496,732 shares outstanding at June 30, 2013 and December 31, 2012, respectively	567	475
Additional paid-in capital	904,805	726,605
Accumulated other comprehensive loss	(1,177)	(1,287)
Accumulated deficit	(39,478)	(30,580)
Total Hudson Pacific Properties, Inc. stockholders’ equity	1,009,717	840,213
Non-controlling interest—members in Consolidated Entities	46,883	1,460
Non-controlling common units in the Operating Partnership	54,564	55,549
TOTAL EQUITY	1,111,164	897,222
TOTAL LIABILITIES AND EQUITY	$1,832,112	$1,559,692

Hudson Pacific Properties, Inc.
Combined Statements of Operations
(Unaudited, in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,

	2013	2012	2013	2012
Revenues
Office
Rental	$29,286	$21,158	$56,090	$42,122
Tenant recoveries	5,348	5,522	11,097	10,867
Parking and other	3,108	2,433	7,046	4,525
Total office revenues	37,742	29,113	74,233	57,514

Media & entertainment
Rental	5,417	5,805	11,185	11,256
Tenant recoveries	323	417	741	665
Other property-related revenue	3,708	3,697	8,198	6,321
Other	200	62	436	102
Total media & entertainment revenues	9,648	9,981	20,560	18,344

Total revenues	47,390	39,094	94,793	75,858

Operating expenses
Office operating expenses	14,079	13,057	27,425	23,766
Media & entertainment operating expenses	6,429	6,289	11,997	11,059
General and administrative	5,186	4,151	10,175	8,665
Depreciation and amortization	14,382	13,192	32,813	24,806
Total operating expenses	40,076	36,689	82,410	68,296

Income from operations	7,314	2,405	12,383	7,562

Other expense (income)
Interest expense	5,762	4,575	11,354	9,466
Interest income	(90)	(2)	(240)	(7)
Acquisition-related expenses	509	299	509	360
Other expenses	9	46	54	90
	6,190	4,918	11,677	9,909
Income (loss) from continuing operations	1,124	(2,513)	706	(2,347)

Income from discontinued operations	883	284	1,618	586
Impairment loss from discontinued operations	(5,435)	—	(5,435)	—
Net (loss) income from discontinued operations	(4,552)	284	(3,817)	586
Net loss	$(3,428)	$(2,229)	$(3,111)	$(1,761)

Net income attributable to preferred stock and units	(3,231)	(3,231)	(6,462)	(6,462)
Net income attributable to restricted shares	(79)	(79)	(158)	(157)
Net loss attributable to non-controlling interest in Consolidated Entities	291	—	281	—
Net loss attributable to common units in the Operating Partnership	263	322	394	525
Net loss attributable to Hudson Pacific Properties, Inc. common stockholders	$(6,184)	$(5,217)	$(9,056)	$(7,855)
Basic and diluted per share amounts:
Net loss from continuing operations attributable to common stockholders	$(0.03)	$(0.14)	$(0.10)	$(0.23)
Net (loss) income from discontinued operations	(0.08)	0.01	(0.07)	0.02
Net loss attributable to common stockholders' per share—basic and diluted	$(0.11)	$(0.13)	$(0.17)	$(0.21)
Weighted average shares of common stock outstanding—basic and diluted	56,075,747	39,772,030	54,140,594	36,546,240
Dividends declared per share of common stock	$0.125	$0.125	$0.250	$0.250

Hudson Pacific Properties, Inc.
Funds From Operations
(Unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Reconciliation of net loss to Funds From Operations (FFO):
Net loss	$(3,428)	$(2,229)	$(3,111)	$(1,761)
Adjustments:
Depreciation and amortization of real estate assets	14,382	13,192	32,813	24,806
Depreciation and amortization—discontinued operations	315	516	789	1,034
Impairment loss	5,435	—	5,435	—
FFO attributable to non-controlling interest in Consolidated Entities	(93)	—	(128)	—
Net income attributable to preferred stock and units	(3,231)	(3,231)	(6,462)	(6,462)
FFO to common stockholders and unit holders	$13,380	$8,248	$29,336	$17,617
Specified items impacting FFO:
Acquisition-related expenses	509	299	509	360
One-time property tax expenses/(savings)	—	918	(797)	918
Lease termination revenue	—	—	(1,082)	—
FFO (excluding specified items) to common stockholders and unit holders	$13,889	$9,465	$27,966	$18,895

Weighted average common stock/units outstanding—diluted	59,091	42,855	57,155	39,200
FFO per common stock/unit—diluted	$0.23	$0.19	$0.51	$0.45
FFO (excluding specified items) per common stock/unit—diluted	$0.24	$0.22	$0.49	$0.48